Exhibit 99.1

Allied Healthcare International Inc. CFO Change, To Be Effective September 30, 2008

New York, NY—May 6, 2008—David Moffatt, Chief Financial Officer of Allied Healthcare International Inc. (NASDAQ: AHCI, AIM: AHI, http://www.alliedhealthcare.com), a leading provider of flexible healthcare staffing services in the United Kingdom, has given notice that he will resign from the Company, effective September 30th 2008, which is the end of the Company’s fiscal fourth quarter of 2008. Allied Healthcare has appointed Paul Weston, its existing Finance Director, as Chief Finance Officer Designate, effective immediately. Mr. Weston will assume the role of Chief Financial Officer on September 30, 2008.

Sandy Young, Chief Executive Officer of Allied Healthcare International commented, “David Moffatt played a key role in the sale of Allied Respiratory and has been a stabilizing force during the transition period leading up to my appointment as CEO in January 2008. David’s contribution has been greatly appreciated by Allied over the last two years and, on behalf of the Board of Directors, we would like to extend our thanks to him for all of his contributions. We are fortunate to have David remain with Allied through to the end of September 2008 as this will ensure a smooth transition.”

David Moffatt, Chief Financial Officer, commented, “Since I joined the Company in July 2006, Allied has made significant changes to improve operating efficiency and prepare for growth. Having seen the Company through a number of exciting developments, I am pleased to have been instrumental in these changes and believe the Company has emerged an even stronger participant in the flexible healthcare staffing services industry. While it has been a rewarding time for me, I look forward to the next opportunities in my career. I would like to thank all the people I have worked with at Allied for their help and support during a challenging period for the Company, and I look forward to working with Paul as he assumes his new responsibilities.”

Paul Weston has been employed by the Allied Healthcare since 2004 as its Finance Director in the UK, responsible for all the Company’s UK operating subsidiaries. From 2001 to 2004 Mr. Weston was Group Financial Controller at SSL plc, a worldwide manufacturer and distributor of healthcare and consumer brands which included Durex condoms, Scholl foot products, and numerous other healthcare and over-the-counter pharmaceutical brands.

Prior to that he spent seven years in various corporate finance positions for the European operations of Fruit of the Loom, a textile manufacturer. Mr. Weston qualified with the Institute of Chartered Accountants England and Wales (ACA) in 1990.

Sandy Young concluded, “Paul is an experienced financial executive whose depth of experience makes him an excellent choice to succeed David as Chief Financial Officer. In making our decision, we also sought guidance from Egon Zehnder an International Search firm. We are delighted to have Paul accept the position, and look forward to having David and Paul working together over the next several months towards a smooth handover.”

About Allied Healthcare International Inc.

Allied Healthcare International Inc. (http://www.alliedhealthcare.com) is a leading provider of flexible healthcare staffing services in the United Kingdom. Allied operates a community-based network of approximately 100 branches with the capacity to provide careers (known as home health aides in the U.S.), nurses, and specialized medical personnel to locations covering approximately 90% of the U.K. population. Allied meets the needs of private patients, community care providers, nursing homes and hospitals.

Forward-Looking Statements

Certain statements contained in this news release may be forward-looking statements. These forward-looking statements are based on current expectations and projections about future events. Actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Factors that could cause actual results to differ from those implied by the forward-looking statements include: Allied’s ability to continue to recruit and retain qualified flexible healthcare staff; Allied’s ability to enter into contracts with hospitals and other healthcare facility customers on terms attractive to Allied; the general level of patient occupancy at hospital and healthcare facilities of Allied’s customers; the ability to successfully implement acquisition and integration strategies; dependence on the proper functioning of Allied’s information systems; the effect of existing or future government regulation of the healthcare industry, and Allied’s ability to comply with these regulations; the impact of medical malpractice and other claims asserted against Allied; the effect of regulatory change that may apply to Allied and that may increase costs and reduce revenue and profitability; the effect that fluctuations in foreign currency exchange rates may have on Allied’s dollar-denominated results of operations; and the ability to use net operating loss carry forwards to offset net income; and the impairment of goodwill, of which Allied has a substantial amount on the balance sheet, may have the effect of decreasing earnings or increasing losses. Other factors that could cause actual results to differ from those implied by the forward-looking statements in this press release include those described in Allied’s most recently filed SEC documents, such as its most recent annual report on Form 10-K and all quarterly reports on Form 10-Q and any current reports on Form 8-K filed since the date of the last Form 10-K. Allied undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Allied Healthcare International Inc.

Sandy Young, Chief Executive Officer

David Moffatt, Chief Financial Officer

UK 00-44-1785 810-600

sandyyoung@alliedhealthcare.com

davidmoffatt@alliedhealthcare.com

or

The Investor Relations Group

Adam Holdsworth / Rachel Colgate / Erica Ruderman

212-825-3210

or

Cenkos Securities plc (Nominated Advisor)

Ian Soanes

London: 20-7397-8924